March 24, 1998



Jim Buchanan
10114 East Coopers Hawk Drive
Sun Lakes, AZ  85248

                         RE:  Revised Offer Letter

Dear Jim:

With great pleasure Praegitzer Industries Incorporated would like to extend the following offer of employment. You will soon feel the sense of pride we share in belonging to this growing organization. Our progress and growth are the result of each person's taking responsibility for a share of the work that needs to be done. As responsibility increases, so do the rewards.

Effective March 20, 1998, Praegitzer Industries offers you a position as Senior Vice President of Sales and Marketing. This position reports to me as President. We would anticipate a starting date of April 13, 1998.

Effective on your first day of work, your salary will be $15,417 per month. Beginning with the start of fiscal 1999, you will be eligible for a $65,000 target bonus based on 100% of plan with the opportunity to achieve a $115,000 bonus total based upon exceeding the sales and EPS targets by 10%. You will also be eligible for participation in the Executive Deferred Compensation Program and six weeks vacation per year. You will receive $700 per month automobile allowance. This position will have stock options in the amount of 125,000 shares, price to be effective your starting date.

Relative to an employment agreement, the Company will prepare the standard change of control agreement for your review and acceptance. Stock options vest 100% upon change of control.

The Company will reimburse you for the reasonable closing costs associated with the purchase of a home near Corporate headquarters and will pay for the transportation of your household goods to your new home. Additionally, the Company will pay for a house-hunting for trip for your spouse. In the event that you do not choose to relocate, the Company will provide an apartment and will also provide for up to 12 visits per year to Portland for your spouse.

Your benefit package includes the following, effective on date of hire:

*        Health and Dental coverage
*        Group Life and AD&D, Short term Disability
*        Flexible Spending Account
*        Buy-up plans for Group Life and AD&D, Short term Disability
*        401K is available 90 days after hire date

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*        Employee Stock Purchase Plan is available to you on the first offering after the completion of the 90 days form your hire date.

This offer of employment will not alter or effect your status as described in the Employee Handbook, and you will be subject to all rights, rules and guidelines as outlined in the Employee Handbook except to the extent outlined in the employment agreement between you and the Company. You will be expected to comply with our non-disclosure agreement during your employment with Praegitzer Industries Inc. Copies of the employment agreement and deferred compensation agreement will be sent under a separate cover.

If a change of control occurs and/or your employment with Praegitzer Industries, Inc. is terminated for any reason other than cause, within 18 months after such change of control, you will be entitled to the following benefits:

     1.   Your full base salary for a period of 18 months

     2. For an 18-month period, the Company will provide you with life, disability, accident and health insurance substantially similar to those you received immediately prior to your termination.

     3. For 18 months, the Company will provide you with the continued use of or payment of a company car allowance in the amount of $700 per month.

     4. If, during the first 12 months of employment, should you be terminated for any reason except causes related to criminal activity or ethical misconduct, you will receive 24 months of base salary from the date of termination.

We are anxious to receive your confirmation of acceptance to this position, and we would appreciate learning of your decision ASAP. Jim, we sincerely look forward to having you join us and are certain of the mutual benefits.

By signing below you acknowledge acceptance of this offer of employment subject to the conditions listed above. Please return one copy of this letter in the enclosed envelope.

Submitted by:


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Matthew Bergeron                                     Date
President and Chief Operating Officer


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Jim Buchanan                                         Date